Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Guida R. Sajdak

Senior Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Second Quarter Results

July 21, 2010. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the, “Bank”), announced the results of operations for the three and six months ended June 30, 2010.

The Company reported net income of $127,000, or $0.02 earnings per share, for the three months ended June 30, 2010, as compared to a net loss of $174,000, or ($0.03) loss per share, for the corresponding period in 2009. The increase in net income for the three months ended June 30, 2010 was primarily the result of an increase in net interest income of $421,000, or 10.9%, compared to the same period in 2009. The increase in net interest income for the second quarter of 2010 was mostly due to an increase in investment income of $140,000, or 69.0%, and a decrease in the cost of deposits of $358,000, or 19.6%, partially offset by the an increase of $123,000 in the cost of borrowed funds. The increase in net interest income contributed to an increase in net interest margin of 28 basis points to 3.49%.

For the six months ended June 30, 2010, the Company reported net income of $77,000, or $0.01 earnings per share, as compared to a net loss of $59,000, or ($0.01) loss per share for the corresponding period in 2009. The net income for the six months ended June 30, 2010 was primarily the result of an increase in net interest income of $817,000, or 10.7%, partially offset by an increase of $225,000 in non-interest expense and a $220,000 increase in the provision for loan losses. The increase in net interest income was mostly due to an increase in investment income of $199,000, or 49.0%, and a decrease in the cost of deposits of $751,000, or 20.3%, partially offset by a $236,000 increase in the cost of borrowed funds. The increase in net interest income contributed to the increase in net interest margin of 26 basis points to 3.46%. We will continue to monitor the cost of funds in an effort to protect the net interest margin during this unprecedented low interest rate environment.

Total assets increased $12.8 million, or 2.4%, from $544.2 million at December 31, 2009 to $557.0 million at June 30, 2010. The increase was primarily due to the increase in net loans of $8.1 million, or 1.9%, to $432.8 million and an increase of $5.5 million in cash and cash equivalents at June 30, 2010. The increase in net loans was attributed to the $10.6 million, or 15.4%, increase in commercial and industrial loans and $1.9 million, or 1.5%, increase in commercial real estate loans, partially offset by a $3.4 million, or 2.2%, decrease in one-to four-family residential loans and a decrease of $1.4 million, or 3.8%, in construction loans. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $7.7 million fixed rate, low coupon residential real estate loans originated in 2010 to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market.

Financial highlights include:

•

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $1.4 million, or 2.2%, to $62.1 million as of June 30, 2010 from $63.5 million as of December 31, 2009. The decrease of $1.4 million in investments was primarily due to the decrease in the held-to-maturity portfolio of $1.4 million, which included maturities of $58.8 million, of which $56.0 million were U.S. Treasury securities, partially offset by purchases of $57.4 million, including a $10.0 million tax-exempt bond.

•

Total deposits increased $385,000, or 0.1%, to $365.9 million at June 30, 2010 from $365.5 million at December 31, 2009. Money market accounts increased $8.5 million, or 15.4%, to $63.8 million and passbook accounts increased $785,000, or 1.8%, to $43.7 million, partially offset by decreases in demand deposit accounts of $4.6 million, or 10.8%, and certificates of deposits of $4.5 million, or 2.2%, to $201.8 million.

•

Borrowings, including repurchase agreements of $18.4 million and Federal Home Loan Bank (“FHLB”) advances of $77.9 million, increased $12.2 million, or 14.5%, to $96.3 million at June 30, 2010. Due to the low interest rate environment, the Company obtained lower cost longer-term advances from the FHLB. The average weighted remaining maturity and weighted average rate of the advances are 3.9 years and 2.71%, respectively.

•

For the three months ended June 30, 2010, the provision for loan losses increased $41,000 to $112,000 compared to the same period in 2009. For the six months ended June 30, 2010, the provision for loan losses increased $220,000 to $385,000 compared to the same period in 2009. Factors contributing to the increase in the loan loss provision include the growth in the commercial portfolio, which carries higher risk and requires higher reserves, as well as the continued weakness of the local and national economy.

•

The allowance for loan losses was $4.1 million, or 0.94% of total loans, at June 30, 2010, compared to $4.1 million, or 0.95% of total loans, at December 31, 2009. The allowance for loan losses as a percentage of non-performing loans was 83.16% at June 30, 2010 and 126.32% at December 31, 2009. As of June 30, 2010, asset quality remained relatively stable as reflected in the ratio of non-performing loans to total loans of 1.13% and non-performing assets to total assets of 0.94%, compared to 1.13% and 0.90%, respectively, as of December 31, 2009. For the six months ended June 30, 2010, net charge offs totaled $339,000, or 0.08% of total average loans, compared to 0.01% for the same period in 2009.

•

Non-interest income increased $2,000, or 0.3%, to $592,000 for the three months ended June 30, 2010 compared to $590,000 for the same period in 2009. For the six months ended June 30, 2010, non-interest income decreased $77,000, or 6.0%, and totaled $1.2 million compared to $1.3 million for the same period in 2009. The decrease in non-interest income for the six months ended June 30, 2010 is primarily attributable to the decrease in net loan sales and servicing of $285,000 to $151,000, partially offset by the increase in service charges, fees, and commissions of $170,000, or 24.8%, to $856,000 from the same period in 2009. The decrease in net loan sales and servicing resulted from significantly reduced residential real estate refinancing volume during the first six months of 2010.

•

For the three months ended June 30, 2010, non-interest expense decreased $78,000, or 1.7%, to $4.6 million. The decrease is mostly the result of the decrease in FDIC insurance expenses of $173,000, primarily due to the special assessment recorded in June 2009 of $229,000. For the six months ended June 30, 2010, non-interest expense increased $225,000, or 2.5%, from the same period in 2009. The increase was primarily due to the increase in salaries and employee benefits of $306,000, partially offset by decreases in stationery, supplies and postage of $50,000 and other non-interest expense of $41,000.

•

Total stockholders’ equity increased $420,000 to $94.6 million at June 30, 2010 and represented 17.0% of total assets compared to 17.3% of total assets at December 31, 2009. The Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be “well-capitalized” under applicable federal banking regulations. The increase of $420,000 was mainly due to a decrease in unearned compensation of $562,000, an increase in additional paid-in-capital of $296,000 and net income of $77,000, partially offset by the purchase of 43,600 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $513,000 and an average price of $11.76. Our capital management strategies allowed us to increase our book value per share by $0.17, or 1.2%, to $14.93 at June 30, 2010 compared to $14.76 at December 31, 2009.

As we noted in the first quarter press release, we remain encouraged by the stability in the Company’s asset quality and the continued prospects for improved performance for the remainder of 2010. The second quarter results indicate a continued improvement with stronger “pre-provision” earnings due to the strong net interest income and margin. Net interest income, the primary source of revenues for the Company increased 10.7% for the second quarter of 2010 compared to the same period in 2009. The net interest margin improved 26 basis points from 3.20% at June 30, 2009 to 3.46% at June 30, 2010. In this historically low interest rate environment, we have been successful in our efforts to reduce the overall funding costs to mitigate the impact of lower asset yields. We will continue to sacrifice earnings in the short-term in order to position the balance sheet for the expected increase in interest rates.

We continue to experience strong loan demand and our commercial loan growth has been one of the highest in our market share. We believe that the current economic conditions offer a unique window of opportunity as businesses seek a strong well-capitalized bank to meet their needs. We continue to work closely with our borrowers to strengthen our relationships and pursue quality lending opportunities to credit worthy borrowers by meeting their credit needs. Our capital ratios remain strong at 17.0% which provide us with an excellent foundation to effectively mange our business through these challenging economic times.

With the challenges the current economy presented, we have focused on addressing credit issues and aggressively resolving problem loans. At the same time, we’ve sought to ensure that we were appropriately reserved and well-capitalized. We believe our results this quarter reflect the benefit of those actions and efforts. Asset quality remains favorable as reflected in the ratio of non-performing loans to total loans of 1.13% and non-performing assets to total assets of .94%. Net charge-off’s to average loans remains low at 0.08% for the quarter ended June 30, 2010.

We believe that we are on the right track with positive trends in performance and problem loans and have positioned ourselves for a return to a stronger performance as the economy improves. We will continue to offer our loan and deposit customers excellent customer service and maintain strong relationships with the communities we serve. We will continue to evaluate strategies to grow our balance sheet and increase the franchise value of the Company.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices and lending and operations center located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund of Massachusetts (DIF). For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by law, the Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars In Thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and due from banks	$9,879	$9,757
Short-term investments	—	16
Federal funds sold	15,703	10,302

Total cash and cash equivalents	25,582	20,075

Securities available-for-sale, at fair value	487	503
Securities held-to-maturity, at cost (fair value $61,685 and $63,130 at June 30, 2010 and December 31, 2009, respectively)	61,607	62,983
Federal Home Loan Bank stock, at cost	4,489	4,306
Loans, net of allowance for loan losses ($4,123 at June 30, 2010 and $4,077 at December 31, 2009)	432,798	424,655
Loans held for sale	986	534
Other real estate owned	278	80
Mortgage servicing rights	297	297
Bank owned life insurance	12,823	12,610
Premises and equipment, net	10,420	10,652
Accrued interest and dividends receivable	1,618	1,629
Deferred income tax asset	2,113	2,112
FDIC prepaid insurance	1,586	1,900
Other assets	1,889	1,814

Total assets	$556,973	$544,150

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$38,008	$42,629
Interest-bearing	327,875	322,869

Total deposits	365,883	365,498

Securities sold under agreements to repurchase	18,352	20,422
Federal Home Loan Bank of Boston advances	77,923	63,675
Accrued expenses and other liabilities	223	383

Total liabilities	462,381	449,978

Stockholders’ equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at June 30, 2010 and December 31, 2009)	72,479	72,479
Treasury stock, at cost (1,103,938 shares at June 30, 2010 and 1,060,338 shares at December 31, 2009)	(14,464)	(13,951)
Additional paid-in-capital	2,061	1,765
Unearned compensation (restricted stock awards)	(1,856)	(2,269)
Unearned compensation (Employee Stock Ownership Plan)	(4,612)	(4,761)
Retained earnings	40,920	40,843
Accumulated other comprehensive income	64	66

Total stockholders’ equity	94,592	94,172

Total liabilities and stockholders’ equity	$556,973	$544,150

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest and dividend income:
Loans, including fees	$5,934	$5,922	$11,852	$11,820
Interest and dividends on securities	343	203	605	406
Other interest-earning assets	6	8	11	8

Total interest and dividend income	6,283	6,133	12,468	12,234

Interest expense:
Deposits	1,464	1,822	2,951	3,702
Securities sold under agreements to repurchase	19	55	46	114
Other borrowed funds	524	401	1,042	806

Total interest expense	2,007	2,278	4,039	4,622

Net interest income	4,276	3,855	8,429	7,612
Provision for loan losses	112	71	385	165

Net interest income after provision for loan losses	4,164	3,784	8,044	7,447

Non-interest income:
Service charges, fees and commissions	427	352	856	686
Loan sales and servicing, net	68	237	151	436
Net gain on sales of securities available-for-sale	—	(9)	—	27
Loss on sale of other real estate owned	(8)	—	(8)	—
Other than temporary impairment charge	—	(106)	(13)	(106)
Income from bank owned life insurance	105	116	212	232

Total non-interest income	592	590	1,198	1,275

Non-interest expenses:
Salaries and employee benefits	2,708	2,586	5,244	4,938
Occupancy expenses	399	391	828	858
Furniture and equipment	288	313	556	591
FDIC insurance assessment	112	285	333	308
Data processing	286	255	565	534
Professional fees	109	140	258	265
Advertising	127	117	253	227
Stationery, supplies and postage	66	98	155	205
Other non-interest expense	525	513	964	1,005

Total non-interest expense	4,620	4,698	9,156	8,931

Income (loss) before income taxes	136	(324)	86	(209)
Income tax expense	9	(150)	9	(150)

Net income (loss)	$127	$(174)	$77	$(59)

Earnings (loss) per share: (1)
Basic	$0.02	$(0.03)	$0.01	$(0.01)
Diluted	$0.02	$(0.03)	$0.01	$(0.01)

Adjusted weighted average shares outstanding:
Basic	5,720,669	5,715,068	5,723,736	5,728,305
Diluted	5,745,476	5,715,068	5,742,983	5,728,305

(1)	Common stock equivalents are excluded from the computation of diluted net loss per share for the three and six months ended June 30, 2009, since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Performance Ratios:

Return on Average Assets	0.09%	-0.13%	0.03%	-0.02%
Return on Average Equity	0.53%	-0.74%	0.16%	-0.13%
Interest Rate Spread	3.15%	2.80%	3.10%	2.80%
Net Interest Margin	3.49%	3.21%	3.46%	3.20%
Non-Interest Expense to Average Assets	3.35%	3.58%	3.36%	3.42%
Efficiency Ratio	94.91%	105.69%	95.11%	100.50%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	121.97%	121.41%	122.52%	120.73%
Average Equity to Average Assets	17.24%	17.96%	17.33%	17.96%

	At June 30,	At December 31,	At June 30,
	2010	2009	2009
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.94%	0.95%	0.83%
Allowance for loan losses as a percent of total nonperforming loans	83.16%	84.17%	126.32%
Net charge-offs to average outstanding loans during the period	0.08%	0.04%	0.01%
Nonperforming loans as a percent of total loans	1.13%	1.13%	0.66%

Other Data:

Number of Offices	9	9	9

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.